Exhibit 10.1
FORM OF STOCK OPTION AGREEMENT [FOR NON-EMPLOYEE DIRECTORS]

To:	«First Name» «LastName»

Re:	Non-Qualified Stock Option Midway Games Inc. 2005 Long-Term Incentive Plan
     This Award will evidence the grant to you on «Date» (the “Award Date”) by the [Compensation Committee of the] Board of Directors of Midway Games Inc. (the “Company”) of an Option pursuant to the Company’s 2005 Long-Term Incentive Plan (the “Plan”) to purchase up to «NumberofOptions» («numberofoptions2») shares (“Option Shares”) of the common stock, par value $.01 per share, of the Company at a price of «exerciseprice» Dollars ($«exerciseprice2») per share and the terms and conditions of such Award. Under applicable provisions of the Internal Revenue Code of 1986, as amended, the Option is treated as a non-qualified stock option. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.
          1. The Option is subject to the terms and conditions of this Agreement and of the Plan.
          2. This Agreement and the terms of the Award shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.
          3. You acknowledge and agree that the Company may establish, from time to time, appropriate procedures to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the exercise of the Option. By the execution hereof, you hereby agree to pay to the Company all such amounts requested by the Company to permit the Company to take any tax deduction available to it resulting from the exercise of the Option. You also agree to comply with any procedures established from time to time by the Company, to ensure that the Company receives prompt notice of the occurrence of any event which may create, or affect the timing or amount of, any obligation to pay or withhold any such taxes or which may make available to the Company any tax deduction resulting from the occurrence of such event.
          4. Subject to the restrictions and conditions under this Agreement and the Plan, the Option may be exercised, from the respective dates set forth below with respect to the number of Option Shares set forth opposite such date, until the expiration or termination of the Option:

Number of Option Shares Exercisable	Date Exercisable

Up to 33-1/3% of Option	Upon the Award Date
Up to 66-2/3% of Option	First Award Date Anniversary
Up to 100% of Option	Second Award Date Anniversary
     5. The Option, to the extent not previously exercised or terminated, shall expire on the day preceding the tenth anniversary of the Award Date.
     6. The Option may be exercised in whole or in part (but not as to fractional shares), to the extent that the Option is then exercisable, subject to the restrictions and conditions under this Agreement and the Plan, by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit A, together with payment in full in cash or cash equivalent (which may be such person’s personal check) or, to the extent permitted by applicable law, in shares of Stock already owned by such person (which shares shall be valued for such purpose on the basis of their Fair Market Value on the date of exercise), or in any combination thereof; provided, however, that payment in shares of Stock shall not be permitted unless the chief financial officer of the Company determines that such payment will not require the Company to recognize a compensation expense under applicable accounting rules. In the event of payment in shares of Stock, such shares shall be appropriately endorsed for transfer to the Company.
     7. (a) In the event that you cease your relationship with the Company by voluntarily terminating such relationship without the written consent of the Company, unless otherwise determined by the Committee, the Option shall terminate forthwith.
          (b) If you voluntarily terminate your relationship with the Company with the written consent of the Company, which written consent expressly sets forth a statement to the effect that this Option, to the extent exercisable on the date of such termination shall remain exercisable, or if your relationship with the Company shall have been terminated by the Company for reasons other than cause, unless otherwise determined by the Committee, you may exercise this Option to the extent exercisable at the time of such termination, at any time prior to the expiration of three months after such termination, but not later than the date of expiration of the Option as fixed at the time of grant. This Option shall not be affected by any change in the position of your relationship with the Company so long as you continue to be an employee, director, consultant or adviser of the Company.
          (c) Should you die during the existence of your relationship with the Company, or after the cessation of your relationship with the Company, unless otherwise determined by the Committee, this Option shall terminate, except that to the extent exercisable at the time of such death, it may be exercised within one year after the date of such death but not later than the expiration of the Option solely in accordance with all of the terms and conditions of the Plan and the Award by your personal representatives or by the person or persons to whom your rights under the Option shall pass by will or by the applicable laws of descent and distribution.

          (d) In addition to the Forfeiture Events enumerated in Section 10(b) of the Plan, the following shall also constitute Forfeiture Events and shall trigger the forfeitures specified in Section 10(a) of the Plan: (i) You engage in conduct related to your service for which either criminal or civil penalties against you may be sought, (ii) you violate any policies of the Company, including, but not limited to, the Company’s insider trading policy or anti-harassment policies, or (iii) you participate in a hostile takeover attempt against the Company.
          (e) Except as provided in this Section 7 or Section 8, if your relationship with the Company shall cease for any reason, you will not be entitled, and shall be deemed to have irrevocably waived any entitlement, for compensation for loss of income or any other compensation or benefit to compensate you for the loss of any rights under the Plan or the Option.
     8. New options may be substituted for this Option, or the Company’s duties as to the Option may be assumed by a corporation other than the Company, or by a parent or subsidiary of the Company or such corporation (the “Surviving Company”), in connection with any merger, consolidation, acquisition, separation, reorganization, liquidation or other similar corporate transaction in which the Company is involved. Notwithstanding the foregoing or the other provisions of the Options, in the event such corporation, or parent or subsidiary of the Company or such corporation, does not substitute new option rights for, and substantially equivalent to, the Option or assume the Option, this Option shall terminate and thereupon become null and void (i) upon dissolution or liquidation of the Company, or similar occurrence, (ii) upon any merger, consolidation, acquisition, separation, reorganization, or similar occurrence or (iii) upon a Change in Control, provided, however, that you will have the right immediately prior to or concurrently with such dissolution, liquidation, merger, consolidation, acquisition, separation, reorganization or Change in Control to exercise this Option in full whether or not then exercisable. Notwithstanding the provisions of Section 7(b) or this Section 8, in the event that (i) you are not offered the opportunity to continue as a Director of the Surviving Company following a Change of Control or (ii) you are offered the opportunity to continue as a Director of the Surviving Company following a Change of Control and your position as a Director of the Surviving Company is terminated within 90 days following the Change of Control, then your Option will vest in full immediately upon the cessation of your duties as a Director of the Company, in the first case, or as a Director of the Surviving Company, in the second case, whether or not then otherwise exercisable.
     A “Change in Control” means (a) the acquisition by any person or group, other than Permitted Holders, of substantially all the assets of the Company or more than 50% of the capital stock having the right to vote for the election of the members of the Company’s Board of Directors or (b) the consummation of a business combination involving the Company in which the holders of a majority of the Company’s outstanding stock immediately prior to the consummation of the business combination and any Permitted Holders cease to hold a majority of the outstanding capital stock having the right to vote for the election of the members of the Board of Directors or equivalent governing body of the surviving or resulting entity. For purposes of this definition, the following are “Permitted Holders”: Sumner M. Redstone, members of his family, and National Amusements, Inc. and any entities owned or controlled, directly or indirectly, by them.
          Kindly evidence your acceptance of the Option and your agreement to comply with the provisions of this Agreement and of the Plan by executing a copy of this Agreement under the words “ACCEPTED AND AGREED TO” and returning it to the Senior Vice President,

Secretary and General Counsel of the Company, c/o the Legal Department of Midway Games Inc.

Very truly yours, MIDWAY GAMES INC.
By:
«Authorized Officer»

Attachments
ACCEPTED AND AGREED TO
this _____ day of _____________, 200.

____________________________
«FirstName» «LastName»

EXHIBIT A

Dated:

Senior Vice President, Secretary and General Counsel
MIDWAY GAMES INC.
2704 West Roscoe Street
Chicago, IL 60618
Ladies and Gentlemen:
     Notice is hereby given of my election to purchase ___ shares (the “Shares”) of common stock, par value $.01 per share, of Midway Games Inc. (the “Company”) at a price of «exerciseprice» Dollars ($«exerciseprice2») per share under the stock option (the “Option”) granted to me on «grantdate» under the terms of the Midway Games Inc. 2005 Long-Term Incentive Plan.
     I hereby certify that I am in compliance with the forfeiture provisions of the stock option agreement dated as of «Date» between the Company and me.
     Enclosed is my check made payable to Midway Games Inc. in the amount of $___ in payment of the exercise price of the Shares and my check in the amount of $___ also made payable to Midway Games Inc. in payment of the tax due on such exercise.
     The following information is supplied for use in issuing and registering the Shares purchased:

Number of certificates:

Denomination of each certificate:

Full Name:

Address:

Social Security Number:

Very truly yours,

«FirstName» «LastName»